MEMORANDUM OF AGREEMENT

FOR STRATEGIC INVESTMENT IN MOBICLEAR

THIS MEMORANDUM OF AGREEMENT (MOA) is entered into as of the 16th day of February 2009, the effective date, between Mobiclear Inc., a company incorporated under the laws of the State of Pennsylvania and having an office at 17th Floor, Chatham House, 116 Valero Street, Salcedo Village, Makati City, Philippines (“Mobiclear”) and the Transpacific Broadband Group International, Inc. organized under the laws of the Republic of the Philippines and having its principal office at 902 Summit One Tower, 530 Shaw Boulevard, Mandaluyong City, Metro Manila, Philippines (“Transpacific”); collectively referred to as the “Parties.”

Recitals

WHEREAS Mobiclear has developed, and owns, personal identification verification products, collectively known as “PIVOT,” that can be used to secure various types of transactions using for example debit and credit cards, internet logins and other uses;

WHEREAS Transpacific is licensed in the Philippines to provide telecommunications services and maintain data facilities at the Summit One Tower, Mandaluyong City and its Network Operations Center at Clark Special Economic Zone, Angeles, Pampanga;

WHEREAS Mobiclear would like to make use and collocate with existing Transpacific data facilities;

WHEREAS Mobiclear and Transpacific would like to investigate certain potential businesses within the telecommunication and Internet segments that they could jointly develop;

NOW, THEREFORE, this MOA is hereby made and entered into by and between the Parties identified above. These Parties have, on this date, agreed that:

1.   Transpacific shall provide Mobiclear with office space and parking facilities within its premises at Summit One Tower, 530 Shaw Boulevard, Mandaluyong City

2.   Transpacific shall provide Mobiclear with collocation services, hosting and Internet bandwidth for Mobiclear’s PIVOT system at both their Summit One Tower and Clark Pampanga facilities

3.   The agreed cost for the provision of these services is USD 48,000 for a 12-month period commencing March 1, 2009 to February 28, 2010.

Transpacific has agreed to payment in full by way of 9,600,000 fully paid and non-assessable common shares of Mobiclear.

In addition, the Parties agree to explore various joint businesses opportunities in the telecommunication, internet, financial, security and other areas.

IN WITNESS WHEREOF, this MEMORANDUM OF AGREEMENT is executed as of the date first written above.

MOBICLEAR INC.	TRANSPACIFIC BROADBAND
GROUP INTERNATIONAL, INC.

/s/ Stephen P. Cutler	/s/ Arsenio T. Ng
STEPHEN P. CUTLER	ARSENIO T. NG
CEO	CEO

ACKNOWLEDGMENT

REPUBLIC OF THE PHILIPPINES	)
s.s.
CITY OF MAKATI	)

BEFORE ME, this ___ day of February 2009 in Makati City, personally appeared the following persons:

	PASSPORT	DATE OF
	NUMBER	EXPIRATION	PLACE OF ISSUE
Stephen P. Cutler
Arsenio T. Ng

              Known to me and to me known to be the same persons who executed the foregoing instrument and that they acknowledged to me that the same is their free and voluntary act and deed as well as that of the corporations they represent.

This instrument refers to a Memorandum of Agreement which consists of two (2) pages, including this page whereon the acknowledgment is written and which is signed by the Parties and their instrumental witnesses on each and every page thereof.

WITNESS MY HAND AND SEAL on the date and at the place first written above.

NOTARY PUBLIC

Doc. No.____

Page No.____

Book No.____

Series of 2009

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